Exhibit 4.1
ANADARKO PETROLEUM CORPORATION
Officers’ Certificate
August 9, 2010
     Pursuant to the authority delegated to the undersigned by the Executive Committee of the Board of Directors of Anadarko Petroleum Corporation (the “Company”) by resolutions dated July 19, 2010 and August 9, 2010, the undersigned officers of the Company hereby adopt this Officers’ Certificate for the purpose of establishing one series of Securities (the “Notes”) under the Indenture, dated as of September 19, 2006, between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly, The Bank of New York Trust Company, N.A.), as trustee, as supplemented by that certain First Supplemental Indenture, dated as of October 10, 2006, and that certain Second Supplemental Indenture, dated as of July 15, 2009 (as so supplemented, the “Indenture”). This Officers’ Certificate is executed pursuant to Section 301 of the Indenture. In addition to the terms provided in the Indenture with respect to any series of Securities issued thereunder, the terms of the Notes shall be as follows (capitalized terms used herein but not otherwise defined herein having the respective meanings ascribed to them in the Indenture):
     1. The title of the Notes shall be the “6.375% Senior Notes due 2017” of the Company.
     2. The aggregate principal amount of Notes which may be authenticated and delivered under the Indenture is limited to $2,000,000,000 (plus such additional amounts of Notes as may be authorized for issuance from time to time by or pursuant to a Board Resolution and set forth in an Officers’ Certificate prior to the issuance thereof) except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 304, 305, 306, 906 or 1107 of the Indenture.
     3. The principal of the Notes shall be payable on September 15, 2017.
     4. The Notes shall bear interest at the rate of 6.375% per annum, from August 12, 2010 or the most recent March 15 or September 15 to which interest has been paid or duly provided for on the Notes. Each such March 15 or September 15, commencing March 15, 2011, shall be an “Interest Payment Date” for the Notes. The March 1 or September 1 (whether or not a Business Day), as the case may be, next preceding an Interest Payment Date shall be the “Regular Record Date” for the interest payable on such Interest Payment Date. Interest shall be calculated on the basis of a 360-day year composed of twelve 30-day months.
     5. The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Company maintained for that purpose in New York, New York; provided, however, that (x) if the Notes are not Global Securities, (i) payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register and all other payments will be made by check against surrender of the Notes; and (ii) notwithstanding the first proviso, if the Notes are in denominations of at least $1,000,000 and the holder at the time of surrender or on the related Regular Record Date of any payment of interest on any Interest Payment Date delivers a written request to the Paying Agent to make such payment by wire transfer, the Company may make such payments by wire transfer until new instructions are given; and (y) if the Notes are Global Securities, payment will be made pursuant to the Applicable Procedures of the relevant Depositary.
     6. The Notes shall be subject to redemption upon not less than 30 days’ nor more than 60 days’ notice, at any time, as a whole or in part, at the election of the Company, at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed, not including any portion of these payments of interest accrued to the date on which the Notes are to be redeemed, discounted from September 15, 2017 to the date on which the Notes are to be redeemed on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate plus 0.50% plus accrued interest on the Notes to be redeemed to the date on which the Notes are to be redeemed.
     “Adjusted Treasury Rate” means the semi-annual equivalent yield to maturity of a security whose price, expressed as a percentage of its principal amount, is equal to the Comparable Treasury Price.
     “Calculation Agent” means The Bank of New York Mellon Trust Company, N.A.
     “Comparable Treasury Issue” means a United States Treasury security selected by the Quotation Agent which has a maturity comparable to the remaining maturity of the Series of the Notes being redeemed that would be used in accordance with customary financial practice to price new issues of corporate debt securities with a maturity comparable to the remaining maturity of the Notes being redeemed.
     “Comparable Treasury Price” means the result of the calculation of the Calculation Agent of the average of the Reference Dealer Quotations of the Comparable Treasury Issue provided by each Reference Dealer, after the Calculation Agent has eliminated the highest and lowest Reference Dealer Quotations; provided, that, if the Calculation Agent obtains fewer than three Reference Dealer Quotations, it will calculate the average of all of the Reference Dealer Quotations and not eliminate any Reference Dealer Quotations.
     “Quotation Agent” means J.P. Morgan Securities Inc. or its successor.
     “Reference Dealers” means J.P. Morgan Securities Inc. or its successor and two or more other primary U.S. Government securities dealers in the United States appointed by the Company as reference dealers. If J.P. Morgan Securities Inc. or its successor is no longer a primary U.S. Government securities dealer, the Company will substitute another primary U.S. Government securities dealer in its place as a Reference Dealer and as Quotation Agent.

     “Reference Dealer Quotations” means each of the bid and ask prices for the Comparable Treasury Issue as of 5:00 p.m. on the third Business Day before the Redemption Date as provided by the Reference Dealers to the Quotation Agent, Calculation Agent and Trustee.
     7. The Notes shall not be subject to redemption at the option of the Holders or to a sinking fund requirement.
     8. The Notes shall be issuable in denominations of $1,000 and any integral multiple thereof, with a minimum denomination of $2,000.
     9. The provisions of Section 1302 and Section 1303 of the Indenture with respect to defeasance of the Securities of a series and covenant defeasance of the Securities of a series, respectively, shall be applicable to the Notes.
     10. The Notes shall be issued initially wholly in the form of Global Securities and The Depository Trust Company shall be the initial Depositary with respect thereto.
     11. The price at which the Notes will be sold to the underwriters named in the Terms Agreement dated August 9, 2010 between the Company and the underwriters named therein shall be 98.25% of the aggregate principal amount of the Notes.
     12. The form of the Notes shall be in substantially the form set forth in Exhibit 1 attached hereto pursuant to Article II of the Indenture.
[Signature Page Follows]

     IN WITNESS WHEREOF, each of the undersigned has duly executed this Officers’ Certificate on the date first set forth above.

/s/ Bruce W. Busmire
Bruce W. Busmire
Vice President, Finance and Treasurer

/s/ Robert G. Gwin
Robert G. Gwin
Senior Vice President, Finance and Chief Financial Officer
[Signature Page to Officers’ Certificate Establishing the Notes]

EXHIBIT 1
Form of 6.375% Notes due 2017
[See Attached]